EXHIBIT 10.9
SEPARATION AGREEMENT AND GENERAL RELEASE

    This Separation Agreement and General Release (the “Agreement”) is made and entered into this 15th day of July, 2021 by and between The Hain Celestial Group, Inc. (“Hain” or “Company”) and Jeryl Wolfe (“Employee”).

WHEREAS, Hain and Employee wish to amicably terminate the relationship;

    NOW, THEREFORE, in consideration of the mutual promises and covenants set forth therein, Hain and Employee agree as follows:

1.Termination of Employment

Employee’s last day of employment with Hain is July 15, 2021 (the “Termination Date”).

2.Eligibility Requirements.

In order to be eligible for severance and other benefits detailed in this Agreement, Employee shall meet the transition objectives as set by the Company and continue the good faith performance of his responsibilities, consistent with past practice, until the Termination Date.

3.Payment by Hain

As consideration for signing this Agreement and Employee’s complete compliance therewith, Hain will pay Employee salary continuation equal to his bi-weekly base salary rate as of the Termination Date plus his target annual bonus, equal to up to approximately $30,530.77 less applicable withholdings and deductions (the “Salary Continuation”) for a period of 12 months starting from the Effective Date (as defined below). For the avoidance of doubt, the Salary Continuation will not exceed $793,800. The Salary Continuation will be payable to Employee in regular installments in accordance with the general payroll practices of the Company.
In addition, Employee remains eligible to receive an annual bonus for his performance in fiscal year 2021, subject to the terms of this Agreement, the key performance indicators as outlined by the Company, and the final approval of the Compensation Committee of the Company’s Board of Directors.

4.Benefits

Hain agrees to continue Employee’s medical, dental and vision coverage through July 31, 2021. Thereafter, Employee will be eligible to elect to continue medical, dental and vision plan coverage pursuant to the notice sent to Employee by the insurance provider in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If Employee properly and timely elects medical, dental, and/or vision coverage pursuant to COBRA as coverage existed as of the Termination Date, Hain agrees to pay the cost of the premium for such elected coverage (subject to applicable taxes) for a period of 12 months, beginning on August 1, 2021 and ending July 31, 2022 (provided Employee executes this Agreement, remains eligible for COBRA coverage continuation, and is not eligible to participate in a group health insurance plan available through another employer) regardless of the nature, extent or cost of any other coverage available to Employee or to Employee’s spouse for Employee.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at his/her own expense, in accordance with applicable law.  In the event Employee becomes eligible for coverage under another employer’s plan or elects participation in another group medical and dental plan, Hain’s obligation to continue paying premiums under this Section shall cease immediately.  Employee affirms that he/she shall notify Hain immediately of his/her eligibility for coverage under another employer’s plan so that Hain may cease making COBRA payments on Employee’s behalf.

Employee's participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, Life Insurance, AD&D, Long Term Disability, 401(k), and the vesting of equity grants as applicable) cease on the Termination Date.

5.Payment of Salary

Except with respect to the severance payments, accrued vacation and benefits provided by Sections 3 and 4 hereof, Employee acknowledges and represents that, as of the date Employee signed this Agreement, Hain has paid all salary, wages, bonuses, equity, housing allowances, relocation costs, interest, severance, stock, stock options, fees, commissions, and any and all other benefits and compensation due to him/her.

6.Indemnification

Notwithstanding anything to the contrary herein, including any release by Employee here, to the fullest extent permitted by applicable law and the provisions of the existing Hain Articles of Incorporation, Hain shall indemnify and hold harmless the Employee from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by the Employee) claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against the Employee in any way related to Employee’s employment by Hain, or the management or administration of Hain, or in connection with the business or affairs of Hain or the activities of the Employee on behalf of the Company; provided that Employee shall not be entitled to indemnification hereunder for Claims and Expenses that are (i) incurred by such Employee as plaintiff in any action, suit or proceeding brought against the Company or (ii) incurred by such Employee as a defendant in any action, suit or proceeding brought against the Employee by a third party and found by a court of competent jurisdiction in a final judgment not subject to further appeal to be attributable to such Employee’s fraud, gross negligence or willful misconduct.

7.Release by Employee
Employee agrees that he/she would not be entitled to the consideration set forth in Sections 3 and 4 absent his/her execution and fulfillment of this Agreement. As a consequence of execution of this Agreement, Hain and its current and former officers, directors, employees, agents, investors, attorneys, creditors, counsel, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns and any other affiliated or related person or entity (the “Releasees”) have no outstanding obligations to Employee. Employee, on his/her own behalf, and on behalf of his/her present and former heirs, family members, executors, creditors, agents, assigns and any other affiliated or related person or entity, hereby fully and forever releases Hain and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess up to and including the Effective Date of this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee's employment with Hain, or the termination of that employment;

b.any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; qui tam; whistleblower, battery; invasion of privacy; false imprisonment; and conversion;
d.any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the New York State Executive Law (including its Human Rights Law); the New York City Administrative Code (including its Human Rights Law); the New York State Labor Law; the New York wage, wage payment, wage theft and wage–hour laws; and the Sarbanes-Oxley Act;
e.any and all claims for violation of the federal, or any state, constitution;
f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.any and all claims for attorneys’ fees and costs.
Hain and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released for all time. Employee agrees and understands this Agreement provides a full and final general release covering all known and unknown and anticipated and unanticipated injuries, debts, or damages which may have arisen, or which may arise, connected with all matters from the beginning of time to the date of this Agreement, as well as those injuries, debts, claims or damages now known or disclosed which may have arisen, or which may arise, from Employee’s employment with or separation from Hain on the Termination Date.

This release is not intended to bar claims for workers’ compensation benefits or unemployment insurance benefits, but Employee acknowledges that he/she is not aware of any work-related condition or injury. Moreover, Employee and Hain acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation, hearing, whistleblower proceeding, or other federal, state or local governmental agency (“Governmental Agency”) proceeding, but waives the right to any personal remedy, to the maximum extent permitted by law, except that this Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agency.

8.Acknowledgement of Waiver of Claims Under ADEA

Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Hain agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that:
a.he/she should consult with an attorney prior to executing this Agreement;
b.he/she has up to twenty-one (21) days within which to consider this Agreement;
c.he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement;
d.this Agreement shall not be effective until the revocation period has expired; and
e.nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. However, if the release of ADEA claims or any other claim is set aside or limited, all monies paid hereunder shall be set-off against any relief or recovery.
9.No Admission of Liability

Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Company that it has in any respect violated or abridged any Federal, State, or local law or any right or obligation that it may owe or may have owed to Employee. No final findings or final judgments have been made and Employee does not purport and will not claim to be a prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than in a proceeding for breach of the terms contained herein.

10.Cooperation by Employee

To the maximum extent permitted by law, Employee shall assist Hain in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Hain or any of the Releasees without additional compensation, provided, however that Hain will reimburse Employee for reasonable out-of-pocket and travel-related expenses incurred with providing such assistance. Employee and Hain acknowledge this Section does not limit the right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency without requiring notice to Hain or any of the Releasees; Employee nevertheless understands that because of the waiver and general release Employee freely provides by signing this Agreement, Employee cannot obtain any monetary relief or recovery in any such proceeding to the extent permitted by law, except that this Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agency, as set forth below in Section 11.

11.Confidential and Proprietary Information of Hain

In accordance with the Confidentiality Agreement (as defined below) Employee understands and agrees that all books, records, documents and information, whether written or not, pertaining to

Hain's business activities, are the confidential and proprietary property of Hain (hereinafter referred to as "trade secrets and confidential and proprietary information") and must be returned in full and without retention of copies. Employee warrants, covenants, and agrees that he/she will not disclose any of Hain's trade secrets and confidential and proprietary information to any person or entity not employed, owned by, or otherwise affiliated with Hain or use such information for his/her own benefit or the benefit of any person or entity not employed, owned by, or otherwise affiliated with Hain. Employee further agrees that he/she shall not be entitled to copies, in any form, of such trade secrets and confidential and proprietary information and he/she shall immediately return to Hain any copies of such information currently in her possession or control. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee from disclosing Employee’s own wages or other employment terms as provided by law.

Notwithstanding anything herein to the contrary, this Agreement does not limit or interfere with Employee’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law.  Additionally, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

12.Post-Employment Restrictive Covenants

Employee acknowledges that to the extent permissible by law, the provisions of the CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION
ASSIGNMENT AGREEMENT, dated June 3, 2021, annexed hereto as Exhibit A, which are designed to survive the termination of such agreement shall survive in full force and effect for the applicable periods contained therein, except as otherwise set forth herein.

13.Return of Physical Property by Employee

Employee acknowledges his/her immediate responsibility to fully and unconditionally return all tangible property of Hain to Hain on or before the Termination Date. Employee acknowledges that prior to his termination, he will not alter or remove any Hain related data or documents from any electronic property of the Company and he/she will return all electronic property in full working order.

14.Nondisparagement

Employee agrees to refrain from any defamation, libel or slander of Hain or any of the Releasees to any person or entity including but not limited to Hain’s past, present or future customers, employees, clients, contractors, vendors, or to the media or health and research professional community via any form of communication including written, oral, or electronic.  Employee also agrees not to publish, discuss or comment on any remarks related to Hain or any of the other Releasees in any forum, including the internet, any web site or blog.  Further, Employee agrees to refrain from any tortious interference with Hain’s or the Releasees’ contracts and relationships.  If Hain’s Human Resources representatives are contacted by any potential future employers of Employee for a reference, Hain’s Human Resources representative shall provide Employee’s dates of employment and last position at Hain.

15.Confidentiality of Agreement

Employee agrees not to disclose or cause to be disclosed, either directly or indirectly, to any person or organization, except to his/her spouse or domestic partner, his/her legal advisor(s) and his/her financial advisor(s), or as permitted by law, any information regarding the amount of, terms of, facts or circumstances underlying this Agreement.

16.No Consideration Absent Execution of this Agreement

    Employee agrees and understands that the Company has no obligation to pay the monies and/or benefits in Sections 3 and 4 above unless Employee signs this Agreement and follows its terms.

17.Entire Agreement and Severability

The parties hereto agree that this Agreement may not be modified, altered or changed, except by a written agreement signed by the parties hereto. This Agreement, as modified by Exhibit A, represents the entire agreement and understanding between Hain and Employee concerning the subject matter of this Agreement and Employee's relationship with Hain, and supersede and replace any and all prior agreements and understandings between the parties concerning the subject matter of this Agreement and Employee's relationship with Hain. If any provision of this Agreement is held to be invalid, the court rendering that finding shall interpret or modify each such clause to be enforceable to fulfill the parties’ stated intent. If that cannot be done, such clause(s) shall be void and the remaining provisions shall remain in full force and effect. If any term or provision of this Agreement or the application thereof to Employee or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted by the parties to include as much of its nature and scope as will render it enforceable. Otherwise, Hain shall be entitled to the return of the entire consideration under this Agreement.

18.Breach of Agreement

Employee acknowledges and agrees that should Employee breach this Agreement, the Company shall be entitled immediately to recover 95% of the severance payments and benefits set forth in Sections 3 and 4 already provided and to cease any outstanding consideration without impacting Employee’s release of claims and other obligations hereunder, without limitation to any other remedies, including equitable remedies. In any proceeding to enforce the terms of this Agreement, the Agreement may be introduced under seal in order to maintain its confidentiality. In addition, Hain shall be entitled to recover its costs and fees, including reasonable attorneys’ fees, incurred in the successful enforcement of any such relief.

19.Resolution of Disputes/Waiver of Jury Trial

Any controversy or claim arising out of this Agreement, or the breach thereof, shall be decided by an appropriate state or federal court nearest to Hain’s corporate headquarters, and all such claims shall be adjudicated by a judge sitting without a jury.

20.Governing Law

This Agreement shall be governed by the laws of the State of New York, without regard for choice of law provisions.

21.Effective Date

This Agreement is effective after it has been signed by both parties and after eight (8) days have passed following the date Employee signed the Agreement (the “Effective Date”). Any revocation prior to the eighth day after the Employee has signed this Agreement must be submitted, in writing, to JoAnn Murray, Executive Vice President, Chief Human Resources Officer and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be delivered to JoAnn Murray and postmarked within seven (7) calendar days of execution of this Agreement.

22.Capability to Waive Claims
    Employee is competent to effect a knowing and voluntary general and unlimited release of all claims and to enter into this Agreement.  Employee is not affected or impaired in his/her ability voluntarily and knowingly to consider and to execute this Agreement, whether by illness, use of alcohol, drugs or other substances or conditions.  Employee is not a party to any bankruptcy, lien, assignment, creditor-debtor or other proceeding which would impair the right to settle all claims against Hain or to waive all claims that Employee may have against Released Parties.
23.Voluntary Execution

Employee acknowledges that he/she has carefully read this Agreement and understands all of its terms including the general and final release of claims set forth above and covenant not to sue. Employee further acknowledges that he/she has voluntarily entered into this Agreement; that he/she has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which he/she may otherwise be entitled; and that this document gives him/her the opportunity and encourages him/her to have this Agreement reviewed by his/her attorney and tax advisor.

EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

        EMPLOYEE MAY REVOKE THIS AGREEMENT DURING THE SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO JOANN MURRAY, EXECUTIVE VICE PRESIDENT, CHIEF HUMAN RESOURCES OFFICER AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO JOANN MURRAY OR HER DESIGNEE, OR MAILED TO JOANN MURRAY AT THE HAIN CELESTIAL GROUP, INC., 1111 MARCUS AVENUE, LAKE SUCCESS, NEW YORK 11042 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS AGAINST HAIN AND RELEASEES.

    The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Jeryl Wolfe	/s/ JoAnn A. Murray
	Jeryl Wolfe	JoAnn Murray
Executive Vice President
Chief Human Resources Office

Date:	July 16, 2021

THIS AGREEMENT IS INVALID IF SIGNED BY EMPLOYEE PRIOR TO THE TERMINATION DATE.

EXHIBIT A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION
ASSIGNMENT AGREEMENT
[Omitted]